Pro Forma Consolidated Financial Information

The following pro forma consolidated balance sheets have been prepared giving effect to the Company’s acquisition of Warr LLC on December 31, 2013.   This pro forma balance sheet should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and its Quarterly Report on Form 10-Q for the three month period ended September 30, 2013.

Global Healthcare REIT Consolidated
Pro Forma Balance Sheet
December 31, 2013

	Global REIT, Inc.	ATL/WARR, LLC	Eliminations		Pro Forma Balance
ASSETS			Dr.	Cr.
Current Assets
Cash - Local	$ 1,180,167	$ 25			$ 1,180,192
Cash -Restricted	201,138	-			201,138
Current Portion of Gemini Note	23,647	-			23,647
Due T/F SSI Health Care	34,400	-			34,400
Due T/F Chris Brogdon	449,900	-			449,900
Due T/F GL Nursing	1,000	-			1,000
Due T/F Edwards Redeemer	(7,345)	-			(7,345)
Deferred Lease Incentive	14,000	-			14,000
Prepaid Other	1,000	-			1,000
Total Current Assets	1,897,907	25			1,897,932

Property and Equipment
Land	50,000	110,000			160,000
Land Improvements	200,000	-			200,000
Accum Depr. - Land Improvement	(20,000)	-			(20,000)
Building	4,230,100	3,320,100			7,550,200
Accum Depr. - Building	(211,500)	-			(211,500)
FFE	400,000	69,900			469,900
Accum Depr. - FFE	(60,000)	-			(60,000)
Total Property and Equipment	4,588,600	3,500,000			8,088,600

Other Assets
Loan Costs	127,748	30,799			158,548
Accum Amt - Loan Costs	(63,874)	-			(63,874)
Goodwill	1,400,454	-			1,400,454
Note receivable- Gemini	938,726	-			938,726
Impairment of Gemini Note	(362,225)	-			(362,225)
SL Rent Adjustment	30,000	-			30,000
Investment in ATL/WARR	984,542	-	(A)	984,542	-
Advance to Gemini	350,000	-			350,000
Total Other Assets	3,405,371	30,799	(A)	984,542	2,451,628
Total Assets	9,891,879	$ 3,530,824		$ 984,542	$ 12,438,161

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Global Healthcare REIT Consolidated
Pro Forma Balance Sheet
December 31, 2013

	Global REIT, Inc.	ATL/WARR, LLC	Eliminations		Pro Forma Balance
			Dr.	Cr.

LIABILITIES AND CAPITAL

Current Liabilities
Accounts Payable	$ 150,007	$ -			$ 150,007
Note Payable-Current Portion	58,680	81,255			139,935
Investor Notes Payable	426,811	-			426,811
Acc Accounting Fees	65,350	-			65,350
Acc Property Tax	2,882	-			2,882
Acc Interest	2,758	-			2,758
Acc Interest Other	14,583	-			14,583
$255 10% Convertible Note 2013	65,000	-			65,000
Discount on $255 Convertible	(14,248)	-			(14,248)
Total Current Liabilities	771,824	81,255			853,079

Long-Term Liabilities
Security Deposit	25,000	-			25,000
Note Payable	4,078,318	2,638,745			6,717,063

Total Long-Term Liabilities	4,103,318	2,638,745			6,742,063
Total Liabilities	4,875,141	2,720,000			7,595,141

Capital
Common Stock	718,473	-			718,473
Add Paid in Capital	4,065,261	-			4,065,261
Capital Stock Subscribed	100	-			100
Subscription Receivable	(100)	-			(100)
Series A Preferred Stock	401,000	-			401,000
Series D Preferred Stock	700,000	-			700,000
Minority Int. Dodge	(110,245)	-			(110,245)
Retained Earnings	(42,972)	-			(42,972)
Member Contribution	-	984,542	984,542	(A)	-
Dividends Paid	-				-
Net Income	(714,779)	(173,718)			(888,497)

Total Capital	5,016,737	810,824	984,542		4,843,020
Total Liabilities & Capital	$ 9,891,879	$ 3,530,824	$984,542		$ 12,438,161

Notes to Pro Forma Financial Information

(A)

To record adjustment to eliminate intercompany accounts which represents the Company’s cash advance to acquire Warr LLC.